NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 17, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 1, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on January 1, 2017, Southwest Gas Corporation’s shareholders will automatically become shareholders of Southwest Gas Holdings, Inc., on a one-for-one basis. This Form 25 is being filed solely in connection with the discontinuation of trading in Southwest Gas Corporation's common stock and does not affect the continued listing on the NYSE of Southwest Gas Holdings, Inc.'s common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 3, 2017.